FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

This Agreement is made and entered into as of the __ day of __________, 2006 between Lane Capital Markets, LLC (the "Consultant") and ValueRich, Inc., a corporation organized under the laws of the State of Delaware (the "Company"). All references to the Company shall include any and all subsidiaries thereof in existence on date hereof and to be formed within the term specified in Paragraph 2 hereof.

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Purpose:  The Company hereby engages the Consultant for the term specified in Paragraph 2 hereof to render advice to the Company as an investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

2.  Term:  Except as otherwise specified in Paragraph 4 hereof, this Agreement shall be effective for a thirty-six (36) month period, commencing on the closing date (the "Closing Date") of the Company's initial public offering of securities pursuant to an effective Registration Statement on Form SB-2 (File No.: 333-135511) (the "Registration Statement").

3.  Duties of the Consultant:  During the term of this Agreement, the Consultant shall, upon the request of the Company, provide the Company with corporate finance and related financial advisory services, advice with respect to potential acquisitions and other business transactions and advice with respect to stockholder relations matters. The Consultant shall devote such time and effort to the performance of its duties hereunder as the Consultant shall determine is reasonably necessary. The Consultant may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company recognizes that the Consultant now renders and may continue to render financial and other advisory services to other companies which may or may not have policies and conduct activities similar to those of the Company, and acknowledges that the Consultant shall be free to render advice and to perform those services for such other companies.

4.  Compensation: In consideration for the services rendered by the Consultant to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 5 hereof), the Company shall pay the Consultant a non-refundable fee of $32,000 per twelve-month period of the Term, payable in advance on the Closing Date.

5.  Expenses of the Consultant: In addition to the fees payable hereunder and regardless of whether any Transaction is proposed or consummated, the Company shall reimburse the Consultant for the reasonable fees and disbursements of the Consultant's counsel and the Consultant's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by the Consultant pursuant to this Agreement and at the request of the Company, including without limitation, hotels, food and associated expenses and long-distance telephone calls. Such expenses shall not exceed $10,000 without the prior written consent of the Company, which shall not be unreasonably withheld.

6.  Liability of the Consultant: In furnishing the Company with advice and other services as herein provided, neither the Consultant nor any officer, director or agent thereof shall be liable to the Company or its creditors for errors of judgment or for anything, except for the Consultant's gross negligence or intentional or willful misconduct in the performance of its duties under this Agreement.

(a)  It is further understood and agreed that the Consultant may rely upon information furnished to it reasonably believed to be accurate and reliable and that, except as herein provided, the Consultant shall not be accountable for any loss suffered by the Company by reason of the Company's action or inaction on the basis of any advice, recommendation or approval of the Consultant, its partners, employees or agents.

(b)  The Company acknowledges that all opinions and advice (written or oral) given by the Consultant to the Company in connection with the Consultant's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of the Consultant to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to the Consultant, or use the Consultant's name in any annual reports or any other reports or releases of the Company without the Consultant's prior written consent.

(c)  The Company acknowledges that the Consultant makes no commitment whatsoever as to making a market in the Company's securities or to recommending or advising its clients to purchase the Company's securities, except as otherwise provided for in the
Underwriting Agreement between the Company and the Consultant in connection with the Company's Registration Statement. Research reports or corporate finance reports that may be prepared by the Consultant will, when and if prepared, be done solely on the merits based upon an analysis performed by the Consultant and its corporate finance personnel.

7. Company Information:

(a)  The Company shall furnish to the Consultant all data, material and other information relevant to the performance by the Consultant of its obligations under this Agreement, or particular projects as to which the Consultant is acting as advisor, which will permit the Consultant to know all facts material to the advice to be rendered, and all material or information reasonably requested by the Consultant. The Company acknowledges and agrees that in performing its services under this engagement, the Consultant may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same. In the event that the Company fails or refuses to furnish any such data, material or information reasonably requested by the Consultant, and thus prevents or impedes the Consultant's performance hereunder, any inability of the Consultant to perform shall not be a breach of its obligations hereunder.

(b)  Except as contemplated by the terms hereof or as required by applicable law, the Consultant shall keep confidential all non-public information provided to it by the Company and shall not disclose such information to any third party without the Company's prior written consent, other than to such of its employees and advisors as the Consultant determines in its sole judgment need to have access thereto. Notwithstanding the foregoing, the Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of the Consultant or its employees or agents in the normal and routine course of its own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by the Consultant pursuant to legal process or in accordance with governmental or regulatory requirements. If the Consultant is requested or required (by oral questions, interrogatories, requests for information or document subpoenas, civil investigative demands, or similar process) to disclose any confidential information supplied to it by the Company, or the existence of other negotiations in the course of its dealings with the Company or its representatives, the Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

8.  Indemnification:  The Company agrees to indemnify and hold harmless the Consultant, its partners, employees, agents, representatives and controlling persons (and the officers, directors, employees, agents, representatives and controlling persons of each of them) from and against any and all losses, claims, damages, liabilities, costs and expenses (and all actions, suits, proceedings or claims in respect thereof) and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise (including, without limitation, the costs of investigating, preparing or defending any such action, suit, proceeding or claim, whether or not in connection with any action, suit, proceeding or claim in which the Consultant is a party), as and when incurred, directly or indirectly, caused by, relating to, based upon or arising out of the Consultant's service pursuant to this Agreement. The Company further agrees that the Consultant shall incur no liability to the Company or any other party on account of this Agreement or any acts or omissions arising out of or related to the actions of the Consultant relating to this Agreement or the performance or failure to perform any services under this Agreement, except for the Consultant's gross negligence or intentional or willful misconduct. Notwithstanding anything contained herein to the contrary, the Company shall not indemnify the Consultant, and shall incur no liability to the Consultant, for any losses, claims, changes, liabilities, costs and expenses arising out of or related to the Consultant's violation of any rules or regulations promulgated by the Securities and Exchange Commission. The obligations of the Company under the Section shall survive the termination of this Agreement.

9.  Independent Contractor:  the Consultant shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that the Consultant shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

10. Miscellaneous:

(a)  This Agreement between the Company and the Consultant constitutes the entire agreement and understanding of the parties hereto and supersedes any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

(b)  Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail. Return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other in writing:

To the Company:	ValueRich, Inc. 1804 N. Dixie Highway, Ste. A West Palm Beach, FL 33497 Tel: (561) 832-8878 Fax: (561) 841-1524 Attn: Joseph Visconti, CEO
With a copy to:	Lehman & Eilen, LP Mission Bay Office Plaza 20283 State Road 7, Ste 300 Boca Raton, FL 33498 Tel: (561) 237-0804 Fax: (561) 237-0803 Attn: Hank Gracin, Esq.

To the Consultant:	Lane Capital Markets, LLC. 263 Queens Grant Road Fairfield, CT 06824 Tel: (203) 255-0341 Fax: (203) 254-1184 Attn: John Lane, CEO

With a copy to:	The Sourlis Law Firm The Galleria 2 Bridge Avenue Building 5, 1st Floor Red Bank, NJ 07701 Tel: (732) 530-9007 Fax: (732) 530-9008 Attn: Virginia K. Sourlis, Esq.

(c)  This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

(d)  This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

(e)  No provision of this Agreement maybe amended, modified or waived, except in a writing signed by all of the parties hereto.

(f)  This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement, shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the Federal District Court for the Southern District of New York with respect to any action or legal proceeding commenced by any party, and they irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Section 10(b) hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

VALUERICH, INC.

By:
Joseph Visconti Chief Executive Officer

LANE CAPITAL MARKETS, LLC

By:
John D. Lane Chief Executive Officer